As filed with the Securities and Exchange Commission on November 30, 2004

Registration No. •

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

ANTHEM HOLDING CORP.

(AS SUCCESSOR BY MERGER TO WELLPOINT HEALTH NETWORKS INC.)

(Exact name of Registrant as specified in its charter)

Indiana	61-1459939
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

120 Monument Circle

Indianapolis, Indiana 46204

(Address of Principal Executive Offices) (Zip Code)

1999 STOCK INCENTIVE PLAN

WELLPOINT HEALTH NETWORKS INC.

COMPREHENSIVE EXECUTIVE NON-QUALIFIED RETIREMENT PLAN

(Full title of the plans)

David R. Frick, Esq.

Executive Vice President and Chief Legal and Administrative Officer

Anthem Holding Corp.

120 Monument Circle

Indianapolis, Indiana 46204

(Name and address of agent for service)

(317) 488-6000

(Telephone number, including area code, of agent for service)

Copy to:

Stephen M. Kotran, Esq.

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

(212) 558-4000

This Registration Statement shall become effective immediately upon filing with the Securities and Exchange Commission in accordance with Section 8(a) of the Securities Act of 1933, as amended, and Rule 464 thereunder.

DE-REGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-8 (File No. 333-112933) (the “Registration Statement”) of WellPoint Health Networks Inc. (“WellPoint Health”) pertaining to 1,130,367 shares of WellPoint Health’s common stock, par value $0.01 per share (“Common Stock”), and $100,000,000.00 of deferred compensation obligations, which was filed with the Securities and Exchange Commission and became effective on February 18, 2004. The Registration Statement registered the 1,130,367 shares of Common Stock for sale pursuant to WellPoint Health’s 1999 Stock Incentive Plan and $100,000,000.00 of deferred compensation obligations for payment under WellPoint Health’s Comprehensive Executive Non-qualified Retirement Plan.

Effective as of October 26, 2003, WellPoint Health, Anthem, Inc. (“Anthem”) and Anthem Holding Corp., an Indiana corporation and a direct wholly owned subsidiary of Anthem (“Anthem Holding Corp.”), entered into an Amended and Restated Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which WellPoint Health agreed to merge with and into Anthem Holding Corp., with Anthem Holding Corp. surviving as a wholly owned subsidiary of Anthem (the “Merger”). The Merger became effective on November 30, 2004, upon filing of the Certificate of Merger with the Secretary of State of the State of Delaware and the Articles of Merger with the Secretary of State of the State of Indiana. As of the consummation of the Merger, Anthem was renamed WellPoint, Inc.

As a result of the Merger, the offering pursuant to the Registration Statement has been terminated. In accordance with an undertaking made by WellPoint Health in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offering, Anthem Holding Corp., as successor by merger to WellPoint Health, hereby removes from registration the securities of WellPoint Health registered but unsold under the Registration Statement.

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SIGNATURES

The Registrant.    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Indianapolis, State of Indiana, on November 30, 2004.

ANTHEM HOLDING CORP. (as successor by merger to WellPoint Health Networks Inc.)

By:	/s/ LARRY C. GLASSCOCK
Larry C. Glasscock President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 has been signed by the following persons in their respective capacities and on the respective dates indicated opposite their names.

Signature	Title	Date

/S/ LARRY C. GLASSCOCK Larry C. Glasscock	President and Chief Executive Officer (Principal Executive Officer)	November 30, 2004

/S/ MICHAEL L. SMITH Michael L. Smith	Executive Vice President and Chief Financial and Accounting Officer (Principal Financial and Accounting Officer)	November 30, 2004

/S/ DAVID R. FRICK David R. Frick	Executive Vice President and Chief Legal and Administrative Officer	November 30, 2004

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